EXHIBIT 5.1

August 4, 2014

Board of Directors
WaferGen Bio-systems, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555

Re: Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to WaferGen Bio-systems, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (File No. 333-196328) originally filed with the Securities and Exchange Commission (“Commission”) by the Company on or about May 28, 2014 (as amended, “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”).  The Registration Statement relates to the proposed issuance and sale by the Company (“Offering”) of (i) Class A Units consisting of shares of its Common Stock, $0.001 par value per share (“Common Shares”), and warrants to purchase Common Stock (“Warrants”), (ii) Class B Units consisting of shares of its Series 2 Convertible Preferred Stock, $0.001 par value per share (“Preferred Shares”), (iii) Common Stock issuable upon conversion of the Preferred Shares (“Conversion Shares”), and (iv) Common Stock issuable upon exercise of the Warrants (“Warrant Shares”)  (collectively “Securities”), all with a proposed maximum aggregate offering price of $40,000,000.  The Securities may be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.  The Securities are to be sold pursuant to an underwriting agreement (“Underwriting Agreement”) to be entered into by and among the Company, on the one hand, and Ladenburg Thalmann & Co. Inc., on the other hand, on behalf of themselves and as representative of the several underwriters named therein.

As special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Common Shares, Preferred Shares, Conversion Shares, Warrants, and Warrant Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that: (a) the Common Shares included in the Class A Units have been duly authorized by the Company and, when issued and delivered against payment therefor as contemplated in the Underwriting

August 4, 2014

Agreement, will be validly issued, fully paid, and non-assessable; (b) the Preferred Shares included in the Class B Units have been duly authorized by the Company and, when issued and delivered against payment therefor as contemplated in the Underwriting Agreement, will be validly issued, fully paid, and non-assessable; (c) the Conversion Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the provisions of the Certificate of Designation for the Preferred Shares and as contemplated in the Underwriting Agreement, will be validly issued, fully paid, an non-assessable; and (d) the Warrant Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the provisions of the Warrants, including payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.  We express no opinion as to the validity of the authorization for, or issuance of, the Warrants.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP